Filed pursuant to Rule 424(b)(3) and 424(c)
                      Registration Statement No. 333-82080



                           PROSPECTUS SUPPLEMENT NO. 1
                     (To Prospectus Dated February 22, 2002)

                                  $200,000,000

                                Photronics, Inc.

                  4 3/4 Convertible Subordinated Notes Due 2006
                                       and
               Common Stock Issuable Upon Conversion of the Notes


This document supplements our prospectus dated February 22, 2002 relating to the resale of up to $200,000,000 aggregate principal amount of our Notes and the shares of our common stock issuable upon conversion of the Notes, by certain holders of Notes who are named as selling security holders in the prospectus.

You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement updates information in the prospectus, and, accordingly, to the extent inconsistent, the information in this prospectus supplement supersedes the information contained in the prospectus.

                            ------------------------

Investing in the notes involves risks. See "Risk Factors" beginning on page 7 of the prospectus.

                            ------------------------


          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
           SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS
          PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.


            The date of this prospectus supplement is March 1, 2002.

The table of selling security holders beginning on page 36 of the prospectus is hereby amended to add the entities named below as selling security holders, to revise the number of notes held by one of the selling security holders and to correct two footnote references:


                                  Principal                      Number of
                                  amount of                      shares of      Percentage
                                    notes                          common        of common
                                 beneficially     Percentage     stock that        stock
                                  owned that       of notes      may be sold    outstanding
          Name                   may be sold      outstanding      (1) (4)          (2)
          ----                   ------------     -----------    -----------    -----------
AIG/National Union Fire
Insurance                        $  180,000            *             4,864           *

AmSouth Bank Custodian
for AmSouth VA Equity
Income Fund                       2,100,000          1.05%          56,756           *

AmSouth Bank Custodian
for Silect Equity Variable
Annuity Fund                      1,320,000            *            35,675           *

Argent Classic Convertible
Arbitrage Fund L.P.                 500,000            *            13,513           *

Argent LowLev Convertible
Arbitrage Fund LLC                  500,000            *            13,513           *

Bank Austria Cayman Islands,
LTD                               7,400,000          3.70          199,999           *

Delta Airlines Master Trust (6)     950,000            *            25,675           *

Innovest Finanzdienstleistungs AG   580,000            *            15,594           *

Lyxor Master Fund Ref:
Argent/LowLev CB                  1,230,000            *            33,243           *

McMahan Securities Co., L.P.      1,500,000            *            40,540           *

Nicholas Applegate Global
Holdings LP                          35,000            *               945           *

Ondeo Nalco                          40,000            *             1,081           *

Ramius Capital Group                300,000            *             8,108           *

RCG Halifax Master Fund, LTD        550,000            *            14,864           *

RCG Latitude Master Fund, LTD     2,500,000          1.25           67,567           *

RCG Multi Strategy A/C LP         1,250,000            *            33,783           *


                                       2


Southern Farm Bureau Life
Insurance                           185,000            *             4,999           *

Starvest Combined Portfolio         190,000            *             5,135           *

Wake Forest University
Convertible Arbitrage               355,000            *             9,594           *

After giving effect to the addition of the foregoing selling security holders, the revision of the number of notes held by one of the selling security holders and the correction of the footnote references, the section of the prospectus entitled "Selling Security Holders" reads as follows:


                            SELLING SECURITY HOLDERS

                We originally issued the notes in a private placement in December 2001. The notes were resold by the initial purchasers of the notes to qualified institutional buyers under Rule 144A under the Securities Act. Selling security holders may offer and sell the notes and the underlying common stock pursuant to this prospectus.

The following table sets forth information we have received as of February 28, 2002 about the principal amount of notes and the underlying common stock beneficially owned by each selling security holder that may be offered using this prospectus.


                                  Principal                      Number of
                                  amount of                      shares of      Percentage
                                    notes                          common        of common
                                 beneficially     Percentage     stock that        stock
                                  owned that       of notes      may be sold    outstanding
          Name                   may be sold      outstanding      (1) (4)          (2)
          ----                   ------------     -----------    -----------    -----------
Advent Convertible Master
Cayman L.P.                      $ 2,935,000         1.47%          79,324           *

AIG/National Union Fire
Insurance                            180,000           *             4,864           *

Allentown City Firefighters
Pension Plan                          29,000           *               783           *

Allentown City Officers &
Employees Pension Fund                11,000           *               297           *

Allentown City Police Pension
Plan                                  54,000           *             1,459           *

Amaranth LLC                      13,800,000         6.90          372,972         1.21%

American Motorist Insurance
Company                              507,000           *            13,702           *

AmSouth Bank Custodian
for AmSouth VA Equity
Income Fund                        2,100,000         1.05           56,756           *

AmSouth Bank Custodian
for Silect Equity Variable
Annuity Fund                       1,320,000           *            35,675           *

Arapahoe County Colorado              49,000           *             1,324           *


                                       4



Argent Classic Convertible
Arbitrage Fund L.P.                  500,000           *            13,513           *

Argent LowLev Convertible
Arbitrage Fund LLC                   500,000           *            13,513           *

Arkansas Teachers Retirement
System                             3,506,000         1.75           94,756           *

Aventis Pension Master Trust (6)     105,000           *             2,837           *

Bank Austria Cayman Islands,
LTD                                7,400,000         3.70          199,999           *

Bankers Trust Company
Trustee for DaimlerChrysler
Corp. Emp. #1 Pension Plan
dtd. 4/1/89                        3,465,000         1.73           93,648           *

Baptist Health of South Florida      577,000           *            15,594           *

Black Diamond Offshore Ltd.          565,000           *            15,270           *

Boilermaker - Blacksmith
Pension Trust (6)                    590,000           *            15,945           *

British Virgin Islands Social
Security Board                        38,000           *             1,027           *

CALAMOS(R) Convertible
Fund - CALAMOS(R)
Investment Trust (6)               2,400,000         1.20           64,864           *

CALAMOS(R) Convertible
Growth and Income Fund -
CALAMOS(R) Investment
Trust (6)                          4,400,000         2.20          118,918           *

CALAMOS(R) Convertible
Portfolio - CALAMOS(R)
Advisors Trust (6)                    65,000           *             1,756           *

CALAMOS(R) Convertible
Technology Fund -
CALAMOS(R) Investment
Trust (6)                             65,000           *             1,756           *

CALAMOS(R) Global
Convertible Fund -
CALAMOS(R) Investment
Trust (6)                             70,000           *             1,891           *


                                       5



CALAMOS(R) Market Neutral
Fund - CALAMOS(R)
Investment Trust (6)              10,500,000         5.25          283,783           *

Chrysler Corporation Master
Retirement Trust                   2,035,000         1.01           54,999           *

City of Albany Pension Plan (6)       50,000           *             1,351           *

City of Knoxville Pension
System (6)                           145,000           *             3,918           *

City of New Orleans                  203,000           *             5,486           *

City University of New York          122,000           *             3,297           *

Clarica Life Insurance Co.-
U.S. (6)                             145,000           *             3,918           *

Consulting Group Capital
Markets Funds (6)                    250,000           *             6,756           *

DeAm Convertible Arbitrage         3,300,000         1.65           89,189           *

Delta Airlines Master Trust (6)      950,000           *            25,675           *

Delta Air Lines Master Trust
(c/o Oaktree Capital
Management LLC)                      490,000           *            13,243           *

Delta Pilots Disability and
Survivorship Trust (6)               200,000           *             5,405           *

Delta Pilots D & S Trust (c/o
Oaktree Capital Management
LLC)                                 270,000           *             7,297           *

Deutsche Banc Alex Brown          15,624,000         7.81          422,269         1.37

Dorinco Reinsurance
Company (6)                          325,000           *             8,783           *

Double Black Diamond
Offshore LDC                       2,935,000         1.47           79,324           *

Drury University (6)                  35,000           *               945           *

Engineers Joint Pension Fund         468,000           *            12,648           *

Fidelity Financial Trust:
Fidelity Convertible Securities
Fund (7)                          11,680,000         5.84          315,675         1.03

Franklin and Marshall College        190,000           *             5,135           *

Grady Hospital Foundation            107,000           *             2,891           *


                                       6



Granville Capital Corporation      2,000,000         1.00           54,054           *

HFR Convertible Arbitrage
Account                              190,000           *             5,135           *

HFR Master Fund, LTD. (6)             50,000           *             1,351           *

H.K. Porter Company, Inc.             15,000           *               405           *

Independence Blue Cross               64,000           *             1,729           *

Innovest Finanzdienstleistungs AG    580,000           *            15,594           *

JP Morgan Chase (6)                  950,000           *            25,675           *

KBC Financial Products USA Inc.      250,000           *             6,756           *

Kettering Medical Center Funded
Depreciation Account (6)              35,000           *               945           *

Knoxville Utilities Board
Retirement System (6)                120,000           *             3,243           *

Lipper Convertibles, L.P.          1,500,000           *            40,540           *

Lipper Offshore Convertibles,
L.P.                               1,500,000           *            40,540           *

Louisiana Workers'
Compensation Corporation (6)         150,000           *             4,054           *

Lumbermans                           491,000           *            13,270           *

Lyxor Master Fund Ref:
Argent/LowLev CB                   1,230,000           *            33,243           *

Macomb County Employees'
Retirement System (6)                145,000           *             3,918           *

McMahan Securities Co., L.P.       1,500,000           *            40,540           *

Microsoft Corporation                410,000           *            11,081           *

Minnesota Power and Light            125,000           *             3,378           *

Motion Pictures Industry             545,000           *            14,729           *

Motion Picture Industry Health
Plan -- Active Member Fund           190,000           *             5,135           *

Motion Picture Industry
Retiree Member Fund                   80,000           *             2,162           *

Municipal Employees                  183,000           *             4,945           *

New Orleans Firefighters
Pension / Relief Fund                110,000           *             2,972           *


                                       7



Nicholas Applegate
Convertible Fund                   1,395,000           *            37,702           *

Nicholas Applegate Global
Holdings LP                           35,000           *               945           *

1976 Distribution Trust FBO
A.R. Lauder / Zinterhofer              7,000           *               189           *

1976 Distribution Trust FBO
Jane A. Lauder                        13,000           *               351           *

Occidental Petroleum
Corporation                          118,000           *             3,189           *

OCM Convertible Trust              1,180,000           *             8,918           *

Ondeo Nalco                           40,000           *             1,081           *

Onex Industrial Partners           1,950,000           *            52,702           *

Palladin Securities LLC            1,200,000           *            32,432           *

Paloma Securities LLC              5,000,000         2.50          135,135           *

Partner Reinsurance Company
Ltd.                                 330,000           *             8,918           *

Pebble Capital Inc.                  650,000           *            17,567           *

Physician Life                       183,000           *             4,945           *

Policemen and Firemen
Retirement System of the City
of Detroit                           503,000           *            13,594           *

Port Authority of Allegheny
County Retirement and
Disability Allowance Plan for
the Employees Represented by
Local 85 of the Amalgamated
Transit Union (6)                    615,000           *            16,621           *

Pro-mutual                           603,000           *            16,297           *

Qwest Occupational Health
Trust                                 55,000           *             1,486           *

Ramius Capital Group                 300,000           *             8,108           *

RAM Trading Ltd                    1,750,000           *            47,297           *

Raytheon Master Pension
Trust                                200,000           *             5,405           *

RCG Halifax Master Fund, LTD         550,000           *            14,864           *


                                       8



RCG Latitude Master Fund, LTD      2,500,000         1.25           67,567           *

RCG Multi Strategy A/C LP          1,250,000           *            33,783           *

Robertson Stephens                 5,000,000         2.50          135,135           *

San Diego City Retirement          1,097,000           *            29,648           *

San Diego County Convertible       1,654,000           *            44,702           *

SCI Endowment Care
Common Trust Fund - First
Union (6)                             20,000           *               540           *

SCI Endowment Care
Common Trust Fund -
National Fiduciary Services (6)       70,000           *             1,891           *

SCI Endowment Care Common
Trust Fund - Suntrust (6)             30,000           *               810           *

Screen Actors Guild Pension
Convertible                          500,000           *            13,513           *

Shell Pension Trust                  320,000           *             8,648           *

Silvercreek Limited
Partnership                        1,100,000           *            29,729           *

Silvercreek II Limited               900,000           *            24,324           *

Southdown Pension Plan (6)            60,000           *             1,621           *

Southern Farm Bureau Life
Insurance                            185,000           *             4,999           *

Starvest Combined Portfolio          190,000           *             5,135           *

State of Connecticut Combined
Investment Fund                    1,705,000           *            46,081           *

State of Maryland Retirement
Agency                             2,575,000         1.29           69,594           *

State Street Bank Custodian
for GE Pension Trust               1,585,000           *            42,837           *

Sunrise Partners LLC               9,200,000         4.60          248,648           *

The Dow Chemical Company
Employees' Retirement Plan (6)     1,150,000           *            27,631           *

The Fondren Foundation (6)            35,000           *               945           *

The Grable Foundation                 95,000           *             2,567           *

Trustmark Insurance Company          280,000           *             7,567           *


                                       9



2000 Revocable Trust FBO
A.R. Lauder / Zinterhofer              6,000           *               162           *

Union Carbide Retirement
Account (6)                          600,000           *            16,216           *

United Food and Commercial
Workers Local 1262 and
Employee Pension Fund (6)            270,000           *             7,297           *

Vanguard Convertible
Securities Fund, Inc.              1,945,000           *            52,567           *

Vopak USA Inc., Retirement
Plan (f.k.a. Van Waters &
Rogers, Inc. Retirement Plan) (6)    140,000           *             3,783           *

Wake Forest University               686,000           *            18,540           *

Wake Forest University
Convertible Arbitrage                355,000           *             9,594           *

Writers Guild Industry Health
Fund                                 293,000           *             7,918           *

Wyoming State Treasurer              971,000           *            26,243           *

Any other holder of notes or
future transferee, pledgee,
donee or successor of any
holder (3)                        37,368,000        18.68        1,009,944         3.22
                                ------------      -------        ------------    -------

Total...........................$200,000,000      100.00%        5,405,400 (5)    15.13%
                                ============      =======        ============    =======


------------------------
* Less than 1%.

     (1) Assumes conversion of all of the holder's notes at a conversion rate of 27.027 shares of common stock per $1,000 principal amount of notes. However, this conversion rate will be subject to adjustment as described under "Description of Notes--Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

     (2) Calculated based on 30,315,494 shares of common stock outstanding as of December 31, 2001. In calculating this amount for each selling security holder, we treated as outstanding that number of shares of common stock issuable upon conversion of all of that holder's notes. However, we did not assume the conversion of any other holder's notes, except in calculating the percentage for all selling security holders as a group

     (3) Information about other selling security holders will be set forth in prospectus supplements, if required.

     (4) Assumes that the holders of notes, or any future transferees, pledgees, donees or successors of or from any such holder of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

     (5) Column does not add up correctly because the fractional shares to which the holders would be entitled have been disregarded.

     (6) Pursuant to an Investment Management Agreement, CALAMOS(R) Investments is not acting individually, but solely as an Investment Manager for the selling security holder.

     (7) The entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management and Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly owned subsidiary of FMR Corp. ("FMR"), a Massachusetts corporation. The holdings are as of January 23, 2002.


         We prepared this table based on the information supplied to us on or before February 28, 2002 by the selling security holders named in the table. The selling security holders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date they have supplied the information to us. Information about the selling security holders may change further over time. Any changed information supplied to us will be set forth in future prospectus supplements.

         None of the selling security holders listed above has, or within the past three years has had, any position, office or other material relationship or any of its predecessors or affiliates.

         Because the selling security holders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or the underlying common stock that will be held by the selling security holders upon the termination of any particular offering. See "Plan of Distribution."

                                       11